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                                                                  Exhibit 99.1


                                        FOR FURTHER INFORMATION CONTACT:
                                        David J. M. Erskine
                                        President and Chief Executive Officer
                                        (215) 569-9900

FOR IMMEDIATE RELEASE:
         February 8, 2002


                CSS INDUSTRIES, INC. REACHES AGREEMENT TO ACQUIRE
               MAJOR PORTION OF C. M. OFFRAY & SON, INC. BUSINESS

         CSS Industries, Inc., (NYSE: CSS) announced today that its Berwick Industries LLC subsidiary has signed a definitive agreement to acquire substantially all of the business and assets of the segments of C. M. Offray & Son, Inc. which manufacture and sell decorative ribbon products, floral accessories and narrow fabrics for apparel, craft and packaging applications. For over one hundred twenty five years, Offray has been a leading supplier of narrow woven ribbons in the United States. For the year ended December 31, 2001, Offray had net sales pertaining to the business segment to be acquired by CSS of approximately $99 million.

         Pursuant to the agreement, the purchase price would be approximately $45 million in cash and will be subject to certain post-closing adjustments and indemnification obligations. Consummation of the transaction is anticipated on or about March 15, 2002 and is subject to obtaining specified regulatory approvals, consents of third parties and to certain other customary closing conditions. Business consolidation is anticipated post-closing which is expected to result in the acquisition being non-dilutive during the first year and having a positive impact on CSS' earnings early during the second year from the date of closing.

         Commenting on this proposed acquisition, David J. M. Erskine, President and Chief Executive Officer of CSS, said "The Offray name has long been synonymous with elegant fabric designs, high quality product and excellent customer service. We look forward toward bringing this reputation and the people and skills responsible for it into the Berwick organization. Berwick and Offray enjoy similar reputations and their main product lines, although quite different, are complementary and are sold through similar channels. We feel this fit is excellent and look forward to completing this transaction and moving ahead together."

         CSS is a consumer products company primarily engaged in the manufacture and sale to mass market retailers of seasonal, social expression products, including gift wrap, gift bags, boxed greeting cards, gift tags, tissue paper, paper and vinyl decorations, classroom exchange Valentines, decorative ribbons and bows, Halloween masks, costumes, make-ups and novelties, educational products and Easter egg dyes and novelties.

         Berwick Industries LLC has decorative ribbon and bow manufacturing plants and warehousing facilities in Northeastern Pennsylvania and showrooms in New York City, Memphis, Hong Kong and Taipei. The Company, which sells its products throughout the world, was founded in 1945 and has approximately 1,000 employees in the United States.

         All statements other than statements of historical fact included in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially.